UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 7, 2018

LogMeIn, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34391	20-1515952
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

320 Summer Street Boston, Massachusetts	02210
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781)-638-9050

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01. Entry into a Material Definitive Agreement

On February 8, 2018, LogMeIn, Inc. (the “Company”), announced that its wholly-owned subsidiary, LogMeIn USA, Inc. (the “Buyer”), has entered into a definitive agreement to acquire all of the outstanding equity of Jive Communications, Inc. (“Jive”) pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) by and among Buyer, Jazz Merger Sub, Inc., a wholly owned subsidiary of the Buyer (“Merger Sub”), Jive and Fortis Advisors LLC, in its capacity as Representative. Under the terms of the Merger Agreement, Merger Sub will merge with and into Jive, with Jive continuing as the surviving corporation and becoming a wholly-owned subsidiary of the Buyer (the “Merger”). The Merger Agreement has been approved by the boards of directors of the Company and Jive.

The aggregate value of the cash consideration to be paid at the closing of the transaction for all outstanding equity interests in Jive is expected to be approximately $342 million. The Company intends to fund the transaction through a combination of cash and debt. The transaction consideration is subject to adjustments and deductions at the closing and a working capital adjustment following the closing.

In addition, the Company is expected to pay up to $15 million in cash contingency retention payments to certain employees of Jive upon the achievement of specified retention milestones over the two-year period following the closing of the transaction.

The Merger Agreement contains customary representations and warranties made by each of Jive, the Buyer and Merger Sub. Jive has also agreed to various covenants in the Merger Agreement, including, among other things, covenants (i) to operate in the ordinary course of business, (ii) not to take certain actions prior to the closing of the Merger without the prior consent of the Buyer and (iii) not to solicit alternative transactions.

Consummation of the Merger is subject to various conditions, including, among others, expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and consent of the Federal Communications Commission. The obligation of each party to consummate the Merger is also conditioned upon the other party’s representations and warranties being true and correct (subject to certain materiality exceptions) and the other party having performed in all material respects its obligations under the Merger Agreement.

The Merger Agreement provides for certain mutual termination rights of the Buyer and Jive, including the right of either party to terminate the Merger Agreement: (i) if the Merger is not consummated prior to August 7, 2018, or (ii) in the event that the other party breaches any of its representations, warranties, covenants or other agreements in the Merger Agreement such that a closing condition is not able to be satisfied, and such breach is not cured within 30 days of notice of such breach by the other party.

The Merger Agreement also contains customary indemnification provisions whereby the former equityholders of Jive have agreed to indemnify, subject to certain caps and thresholds, the Buyer and affiliated parties for any liabilities and losses arising out of any inaccuracy in, or breaches of, the representations, warranties and covenants of Jive in the Merger Agreement, pre-closing taxes of Jive, appraisal claims of former Jive stockholders (if any) and certain other matters. $50 million of the merger consideration otherwise payable to former Jive stockholders will be placed in a third-party escrow fund as security for the indemnification obligations of former Jive stockholders under the Merger Agreement.

The foregoing is a summary of the terms of the Merger Agreement and does not purport to summarize or include all terms relating to the transactions contemplated by the Merger Agreement. The foregoing summary is qualified in its entirety by reference to the Merger Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018.

Item 8.01. Other Events

On February 8, 2018, the Company issued a press release announcing that it had entered into the Merger Agreement. A copy of the press release is filed as Exhibit 99.1 attached hereto and incorporated herein by reference.

On February 8, 2018, the Company held an investor conference call to discuss the Merger. A copy of the transcript of the conference call is filed as Exhibit 99.2 attached hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press release entitled “LogMeIn Announces Deal to Acquire Jive Communications, Takes Aim at $25B UCC Market,” dated February 8, 2018.

99.2	Transcript of Conference Call with Investors and Analysts, dated February 8, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 8, 2018	LOGMEIN, INC.

	By:	/s/ Michael J. Donahue
Michael J. Donahue
SVP, General Counsel & Secretary